Exhibit 3.1

Amendment to the Bylaws of Rentrak Corporation

Article 5 is hereby amended and restated in its entirety as follows:

ARTICLE 5

CERTIFICATES FOR SHARES AND THEIR TRANSFER

Section 5.1    Certificates for Shares. The shares of the corporate stock may be certificated or uncertificated, as provided under the Oregon Business Corporation Act. Certificates representing shares of the corporation shall be in such form as shall be determined by the Board of Directors. Such certificates shall be signed by the Chief Executive Officer or President and by the Secretary or an Assistant Secretary and shall be consecutively numbered or otherwise identified. The name and address of each person to whom shares are issued, the number of shares and the date of issue shall be entered on the stock register of the corporation. All certificates surrendered to the corporation for transfer shall be entered on the stock transfer books of the corporation. All certificates surrendered to the corporation for transfer shall be cancelled. No new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. In the case of a lost, destroyed or mutilated certificate, a new certificate may be issued upon such terms and indemnity to the corporation as the Board of Directors may prescribe. The authorization of the issuance of uncertificated shares does not affect certificated shares until the shares are surrendered to the corporation. Within a reasonable time after the issuance of uncertificated shares, the corporation shall send the shareholder a written statement of the corporation's name, a statement of the corporation's legal organization, the name of the person to whom the shares are issued, the number of shares and the date of issue.

Section 5.2      Transfer of Shares. Transfer of shares of the corporation shall be made only on the stock register of the corporation by the holder of record or by his or her legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney so authorized by power of attorney duly executed and filed with the Secretary of the corporation, and on surrender for cancellation of any certificate, if any, for such shares. The person in whose name shares stand on the books of the corporation shall be deemed by the corporation to be the owner of such shares for all purposes.